Exhibit 10.18

				Systems Research and Applications Corporation 4300 Fair Lakes Court Fairfax, VA 22033
Consultant Agreement
Consultant Agreement (CA) No.: SRA Project No. N/A: Modification No.: 0 (Award)				SRA Prime Contract No.: SRA Prime Contract Name: SRA Prime Task Order No.: DPAS Rating:
Systems Research and Applications Corporation (“SRA”) 2000 15th Street, North Arlington, VA 22201 SRA Contractual P.O.C.: Mark Schultz Phone No.: Fax No.: SRA Technical P.O.C.: Jeffrey Rydant				Wolf Den Associates, LLC (“Consultant” and, together with SRA, the “Parties”) 7115 Wolf Den Rd Fairfax Station, VA 22039 Consultant P.O.C.: Barry S. Landew Phone No.: Email: Business Size: SB TIN:
Description of Services

This CONSULTANT AGREEMENT (together with all Attachments, this “Agreement”) is issued as follows:

1)      Consultant shall be retained in order to provide the services in support of the attached Statement of Work at the rate of $28,650 per full month worked for a not-to-exceed total of $343,800.

2)      The Period of Performance of this effort is for the period of June 1, 2009 through June 30, 2010.

3)      This Agreement is subject to and incorporates by reference as if fully set forth herein all Attachments hereto, including without limitation Attachment A (Statement of Work), Attachment B (SRA’s Consultant Terms and Conditions) and Attachment F (Business Ethics and Conduct).

Funding Breakout
Project Name	Project Number	Rate	Previous Period	Current Period	Total Period	Previous Funding	Current Funding	Total Funding
Marketing & Sales Business Capture		$28,650 per month	0	12 months	12 months	$0	$343,800	$343,800
Travel								$0
ODCs								$0

Total Time and Materials Not to Exceed Funding Value.								$343,800
Attachments

A      Statement of Work

B      SRA’s Consultant Terms and Conditions

C      Consultant Sample Invoice Format (email attachment)

D      Taxpayer W-9 Form (email attachment)

E      Representations, Certifications, and Other Statements of Offerors (email attachment)

F       Business Ethics and Conduct

G      Consultant Security Agreement (email attachment)

The Consultant and the Personal Guarantor are each required to sign this Agreement and fax back to the SRA Contractual POC stated above. The SRA Contractual POC will execute this Agreement and return one copy for the Consultant’s files.

Agreed and accepted for Systems Research and Applications Corporation: Name: Stanton Sloane Title: Chief Executive Officer Signature: /s/ Stanton D. Sloane Date: May 7, 2009	Agreed and accepted for Wolf Den Associates, LLC: Name: Barry S. Landew Title: Consultant Signature: /s/ Barry S. Landew Date: May 7, 2009

Personal Undertaking and Guaranty

The undersigned (the “Personal Guarantor”) agrees personally to perform each and every Consultant obligation as if set forth herein as binding on the Personal Guarantor personally and further agrees to cause the Consultant to perform each such obligation. Without limiting the foregoing, in consideration of SRA entering into the above agreement with the Consultant and other good and valuable consideration receipt of which is hereby acknowledged, the Personal Guarantor hereby agrees personally and absolutely and unconditionally to guarantee any and all obligations of the Consultant. This guaranty shall be continuing and unlimited and may be terminated only by written consent of SRA. SRA may exercise its rights under this guaranty without first taking any action against the Consultant. The Personal Guarantor waives notice of default and non-payment, and consents to the renewal, extension, waiver or modification of any terms to the Consultant without notice. This obligation shall not be affected by surrender or release by SRA of any security held by it, and the Personal Guarantor agrees that this personal guaranty shall remain in full force and effect regardless of whether the Consultant files bankruptcy, becomes insolvent or is otherwise dissolved. Further, the Personal Guarantor hereby agrees to all of the terms of Paragraph 17 Governing Law/Venue/Dispute as binding on this Personal Undertaking and Guaranty and the Personal Guarantor obligations with respect thereto.

Name: Barry S. Landew

Signature:

/s/ Barry S. Landew

Date: May 7, 2009

Attachment A

Statement of Work

The Consultant shall support activities focused on winning new business and increasing SRA’s organic growth as may be directed from time to time by the SRA Marketing and Sales Director. At the discretion of the Marketing and Sales Director, these activities may include:

•	Providing thought leadership on strategic bids. Specific activities include, but are not limited to, developing win strategies; developing pricing strategies; and writing proposal sections.
•	Designing capture and proposal training approaches and programs, and developing capture and proposal training materials.
•

Developing white papers, position briefs and other conceptual, strategic approaches to organic growth challenges and opportunities. Providing support for the implementation of approved strategic growth initiatives, as requested

•

Supporting Marketing and Sales initiatives to document SRA proprietary approaches, cost and pricing data, capture and proposal best practices and model example products, as well as other Marketing and Sales activities to develop reusable capture and proposal material and data.

In addition, the Consultant will support new organic growth initiatives that emerge over time, as requested by the Marketing and Sales Director.

The Consultant (including its employee) shall not participate in evaluation of SRA employee performance, shall not represent itself or its employee to third parties as being an employee of SRA, and will limit its activities to the SRA organization for which it is acting as consultant. Consultant agrees to abide by the foregoing and, except upon express direction of SRA, to limit its activities to the Marketing and Sales organization.

The Consultant (including its employee) at all times shall perform its duties subject to and in strict accordance with SRA policies and procedures and applicable laws.

Attachment B

Consultant Terms and Conditions

The contents of this Agreement establish the terms and conditions under which services will be furnished to SRA by the Consultant.

1.	Statement of Work—The Consultant will perform services in the field of Marketing and Sales business capture activities. The SRA project manager and the precise character and scope of services are outlined in Attachment A, Statement of Work.

2.

Payment/Reimbursement—SRA will pay the Consultant a rate of $28,650 per month worked for each full month in which the Consultant performs any services under this Agreement, with no required minimum hours worked per month. In no event shall the cumulative amount to be paid to the Consultant in connection herewith exceed $343,800. The Consultant shall bill not earlier than the first (1st) of and not later than the tenth (10th) day of the month for the services performed during the previous month, and pursuant to Paragraph 12 hereof, such bill will be paid within fifteen (15) days of receipt of original invoice. Should the project manager request that the Consultant travel outside the Consultant’s local area in fulfillment of this Agreement, SRA will reimburse the Consultant for the cost of such travel on the same basis as travel reimbursement is made to SRA employees. Such reimbursement shall include actual reasonable costs for Consultant’s own air, rail, and ground transportation. Reimbursement for air and rail travel is limited to coach accommodations. Meals and other expenses incidental to Consultant’s travel shall be reimbursed on a per diem basis in accordance with the Federal Travel Regulation’s per diem rates. Receipts are required for all out-of-pocket, non-per diem expenses. Consultant will be solely responsible for all other expenses of its business, and at its expense will provide all equipment (including cellular phone, etc.) and supplies necessary to perform its services; provided that, to support SRA network security, Consultant agrees for such services to use a computer to be supplied by SRA. Consultant will be solely responsible for all expenses associated with its place of business and, at its discretion, may at any time perform its services outside the SRA premises; provided that if Consultant from time to time believes proper performance of any service necessitates temporary location on SRA premises, the Consultant may work in temporary work space commonly designated by SRA for outside vendors on SRA premises without charge. To the extent this paragraph or otherwise this Agreement provides for expense reimbursements that are taxable to the Consultant and subject to Section 409A of the Internal Revenue Code, they be paid only for the expenses incurred during the duration of this Agreement and shall satisfy the requirements of U.S. Treasury regulation § 1.409A-3(i)(1) (iv)(A).

3.	Independent Contractor—In the performance of such services, the Consultant’s relationship to SRA shall be solely to provide personal services on an independent contractor basis. In this capacity, the Consultant will not be a regular employee of SRA and, therefore, will not be entitled to worker’s compensation coverage, unemployment insurance or any other type or form of insurance or benefit normally provided by SRA for its employees and SRA will not be responsible for withholding federal income or social security taxes from the fee paid to the Consultant.

The Consultant shall be solely responsible for reporting and paying all federal, state, and local taxes arising from its or its employee’s performance and any payments to Consultant under this Agreement, including but not limited to:

(a)	Federal and state income taxes
(b)	Federal self-employment taxes
(c)	County business property taxes.

The Consultant shall be liable to, and hereby agrees to indemnifies and hold harmless, SRA for any assessments plus penalties paid by SRA to foreign, federal, state or local tax authorities resultant from Consultant’s failure to pay such tax or withholdings.

The Consultant shall purchase, at the Consultant’s expense, the following types of insurance policies as deemed necessary or desirable for its or its employee’s own protection:

(a)	Medical, hospital and dental insurance
(b)	Disability, creditor protection and life insurance
(c)	Automobile, public liability and property damage insurance
(d)	Professional liability insurance.

The Consultant shall be responsible for arranging, at the Consultant’s expense, the following fringe benefits as deemed necessary or desirable:

(a)	Vacation, sick leave, personal leave, holiday leave and jury duty leave
(b)	Pension and profit-sharing benefits.

4.	Task Compliance—The Consultant is generally free to perform the services in any manner desired, subject to satisfactory completion of the task as designated by SRA and to compliance at all times with SRA policies and procedures and applicable laws. SRA reserves the right to require compliance with specific guidelines in order to assure that the product complies with the requirements of SRA. The Consultant is responsible for obtaining any training necessary for satisfactory completion of the task assigned and for any expenses of performing its services other than those to be reimbursed pursuant to Paragraph 2 above. During the period of this Agreement, the Consultant shall not perform similar services for any third party in competition, directly or indirectly, with SRA except as approved in writing by SRA. However, the Consultant is free to provide services to other parties as long as activities do not interfere with the Consultant’s satisfactory and timely completion of the contracted tasks.

5.	Assignment and Transfer of IP Rights—The Consultant shall assign, convey and transfer to SRA without further consideration, each and every invention, discovery, improvement, and patent relating to the field identified in paragraph 1, above, conceived or developed by the Consultant while performing the contracted tasks for SRA under this Agreement. The Consultant, upon request, shall execute any required papers and furnish all reasonable assistance to SRA to vest all rights, title, and interest in such inventions, discoveries, improvements and patents. All data, copyrights and copyrightable creations and reports developed in the performance of this Agreement and any tasks under this Agreement shall be the sole property of SRA and shall be used by the Consultant solely in performing work for SRA. Upon termination or expiration of this Agreement, the Consultant shall deliver all records, data, information, and other documents and all copies thereof to SRA.

6.	Proprietary Information; Nonsolicitation; Nondisparagement—

(a)	The term “Proprietary Information” means all information and data the Consultant receives in connection with the contracted tasks under this Agreement relating to SRA technology, products, services or other business, in whatever form such information may be disclosed, including, without limitation: (i) product or service information, including designs and specifications, development plans, patent applications, and strategy; (ii) marketing information, including lists of potential or existing customers or suppliers, marketing plans and surveys; (iii) computer software, including codes, flowcharts, algorithms, architectures, menu layouts, routines, report formats, data compilers and assemblers; and (iv) financial information, including sales, pricing and revenue information; and (v) information on SRA governmental program performance. For Proprietary Information exchanged in relation to a Government proposal or other Government opportunity, Consultant shall treat the Proprietary Information in strict accordance with the Procurement Integrity Act. Under this Agreement, Proprietary Information shall include, but not be limited to, derivative and residual forms of Proprietary Information, as well as proprietary information of SRA client(s) and licensors, all of which shall be treated in strict accordance with the provisions herein.

(b)	“Proprietary Information” shall not include information which: (i) is or becomes generally available to the public other than as a result of a disclosure by the Consultant, or (ii) becomes available to the Consultant on a non-confidential basis from a source other than SRA or any of its representatives, provided that such source is not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, SRA or any other party with respect to such information.

(c)	The Consultant agrees that, for three (3) years after receipt of Proprietary Information under this Agreement, or for the duration of a resulting contract, whichever is longer, such Proprietary Information received from SRA: (i) will only be used for the purpose of the work described in Attachment A, Statement of Work; (ii) will not be disclosed to any third party without prior written approval of SRA; (iii) may only be disclosed when otherwise permitted on a “need-to-know” basis to persons who have been advised of the existence of this Agreement and agree to be bound by its terms; (iv) will be treated with at least the same degree of care as the Consultant treats its or its employee’s own Proprietary Information, but in no event with less than a reasonable degree of care; (v) will be copied only to the extent necessary for the purpose of the work described in Attachment A, Statement of Work; and (vi) will remain the property of SRA.

(d)	If Consultant receives a subpoena or other validly issued administrative or judicial process demanding confidential or proprietary information of SRA, Consultant shall promptly notify SRA and tender to it the defense of such demand. Unless the demand shall have been timely limited, quashed, or extended, Consultant shall thereafter be entitled to comply with such demand to the extent permitted by law. If requested by SRA, Consultant shall cooperate in the defense of a demand.

(e)	Neither the execution and delivery of this Agreement, nor the furnishing of any Proprietary Information by the Parties hereunder shall be construed as granting to any other Party to this Agreement, either expressly, by implication, estoppel, or otherwise, a license under any trademark, patent, copyright or any other intellectual property right hereafter owned or controlled by the Party furnishing same.

(f)	Consultant acknowledges that unauthorized disclosure or use of SRA Proprietary Information could cause irreparable harm and significant injury to SRA that may be difficult to ascertain. Accordingly, Consultant agrees that SRA shall have the right to seek and obtain immediate injunctive relief from breach or threatened breach of this Agreement, in addition to any other rights and remedies it may have.

(g)	Consultant shall return to SRA the original and all copies of written information furnished to Consultant upon SRA request or upon Consultant’s determination that he no longer has a need for such Proprietary Information.

(h)	Consultant agrees not to disclose or use any Proprietary Information of SRA in any manner, directly or indirectly, for the purpose or with the result of obtaining, for itself or any third party, an advantage, benefit or gain, whether real or potential, over the general public, whether in connection with investing or trading in securities or for any other purpose other than the work described in Attachment A, Statement of Work.

(i)	Consultant agrees that (a) until the first anniversary of the expiration or termination of this Agreement, Consultant and its employees (including Barry Landew) will not solicit any employee of SRA, its subsidiaries, its parent or their respective affiliates to discontinue that person’s employment relationship with SRA or such other company; and (b) Consultant and its employees (including Barry Landew) will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that falsely defame, disparage or criticize the personal and/or business reputations, practices or conduct of SRA, its subsidiaries, its parent or their respective affiliates, or any officer or director thereof, except that this provision shall not be interpreted to prevent Consultant or its employees from testifying in response to a subpoena, with respect to any legal action involving Consultant and SRA, discussions with legal advisors or as otherwise may be required by law.

7.	Prohibition on Lobbying—Concerning work under this Agreement, the Consultant shall not engage in any effort on behalf of SRA to lobby (including to influence or attempt to influence) Congress, any Federal agency, any member of Congress, any Federal officer, or any Federal agency employee or employee of a member of Congress as to the award of a Federal contract, unless such activity is expressly approved by the SRA project manager in writing. If such efforts are approved in writing by the SRA project manager, the Consultant shall give the SRA project manager a written statement describing the details of the activity. This statement is required by the “Truth in Lobbying Law”, a/k/a “Byrd Amendment”.

8.	Classified Material—If any information or material acquired or developed by the Consultant in performance under this Agreement is, or becomes classified, the Consultant agrees to preserve the security of such work in compliance with all applicable laws and regulations of the United States. Any data or information of any type acquired or generated by the Consultant in the performance of services under this Agreement shall be submitted to SRA security for review before publication or dissemination in any way.

9.	Compliance with Law / Conflict of Interest—In performing under this Agreement, the Consultant agrees to comply with applicable laws and regulations, and not make improper payments or engage in unlawful conduct. The Consultant further agrees that the services to be performed under this Agreement shall not result in a conflict of interest prohibited by the laws of the United States or other jurisdictions. The Consultant also agrees to take necessary action to avoid any conflicts of interest that may result for any activity or Statement of Work (SOW) provided more specifically by SRA. By execution of this Agreement, the Consultant certifies that to the best of its knowledge and belief, no conflict of interest, real or apparent, organizational or personal, exists in relation to performance under this Agreement. SRA obligations under this Agreement shall terminate immediately and all payments due shall be forfeited if, in rendering services hereunder, improper payments are made, unlawful conduct is engaged in, or any part or remuneration payable under the agreement is used for an illegal purpose. Additionally, no remuneration shall be payable if such payment is prohibited by any law, regulation, or decision of any applicable government or agency thereof.

10.	Disclosure to US Government—The Consultant’s identity, the amount of the remuneration to be paid, and the details of the agreement may be disclosed to the Government of the United States and the government of any foreign country involved.

11.	Period of Performance/Termination—

(a)	The period within which the services may be rendered under this Agreement shall begin and end on the dates cited on the first page of this Agreement and shall not be renewed except with the written agreement of both parties in their respective sole discretion.
(b)	At any time, SRA in its sole discretion may upon written notice terminate Consultant’s rights under this Agreement. Upon such termination, SRA shall have no continuing liabilities or obligations of any kind other than as herein expressly provided to survive termination.
(c)	At any time, the Consultant in its sole discretion may upon written notice terminate its rendering of services under this Agreement.
(d)	Within 10 working days of any termination, SRA may, at its option, request in writing and Consultant shall provide a written final report reasonably satisfactory to SRA covering all the work accomplished under this Agreement from date of execution to date of termination. Such final report shall be at no additional cost to SRA.

12.	Invoicing—The Consultant shall submit invoices monthly to SRA for payment as stated in paragraph 2 of this Agreement. The invoices shall be addressed to Subcontracts Accounts Payable at 4300 Fair Lakes Court, Fairfax, VA 22033 unless otherwise directed by SRA. Proper invoice support/documentation is required for payment. A copy of the task order (if any) must be attached to the invoice. Invoices shall be submitted on the Consultant’s letterhead specifying:

(a)	The SRA Project Manager
(b)	The dates covered in this invoice to include where, when, and for whom each task was performed;
(c)	A brief description of specific tasks or services performed, including work products/deliverables, i.e., reports, briefings, presentations, etc., and to whom delivered;
(d)	The details and support documentation of any expenses reimbursable under paragraph 2, above; and
(e)	Identification of any activity covered in the “Truth in Lobbying Law” together with any report required by law.

Submission of invoices shall constitute a certification that the Consultant has complied with the terms and conditions of this Agreement, the specific tasks for which the invoice is submitted, and certification of compliance with all laws, regulations and policies referenced herein. The payment terms are net fifteen (15) days from receipt of original invoice.

13.	Records—Consultant shall maintain complete and accurate accounting records in accordance with generally accepted accounting principles which substantiate Consultant’s charges and expenses hereunder, and Consultant shall retain such records for a period of four (4) years from the date of final payment under this Agreement.

14.	Entire Agreement—This Agreement and any Exhibits or Attachments issued hereunder set forth the entire understanding and agreement of the parties as to the subject matter thereof, and there are no other understandings, representations or promises, written or verbal, not set forth therein or on which either Party has relied. This Agreement may not be modified except by a written document executed by both Parties. Paragraph headings hereunder are for informational purposes only and are not part of this Agreement.

15.	Severability—In the event any one or more of the provisions (or portion(s) thereof) of this Agreement is held invalid or otherwise unenforceable, the remaining portion of any such provision shall continue in full force and effect to the fullest extent permitted by applicable law.

16.	Hotline Reporting—Any incidents of unethical practices and/or procurement fraud may be reported anonymously through the use of “SRA’s Business Ethics and Procurement Fraud Hotline”. Please Call: 866-802-2521

17.	Governing Law/Venue/Dispute—This Agreement shall be governed by and construed in accordance with the laws of Virginia, without giving any effect to any conflict of law provisions thereof. Any controversy, claim, or dispute arising out of or relating to this Agreement, or the breach thereof, or the termination thereof, including any claims under federal, state, or local law, shall be resolved by arbitration before a single arbitrator to be held in Fairfax, Virginia, in accordance with the rules of the American Arbitration Association governing employment disputes. Any award rendered by the arbitrator shall be final and binding, and judgment upon the award may be entered in any court having jurisdiction thereof. In connection with any award, the arbitrator shall identify a “non-prevailing party.” Such non-prevailing party shall be solely responsible for all costs charged by the American Arbitration Association or the arbitrator in connection with the arbitration, and the prevailing Party shall be reimbursed for any amounts advanced therefore, including without limitation fixing fees, administrative fees, and out-of-pocket costs charged by the American Arbitration Association, as well as witness fees, and reasonable attorneys’ fees.

18.	Limitation of SRA Liability—Except for violation of Paragraph 6 hereof, under no circumstances shall either Party be liable hereunder for incidental, consequential, indirect or punitive damages, regardless of the basis for the claim or whether either Party or anyone else was advised of the possibility of such damages. Under no circumstances shall SRA’s total aggregate liability exceed the total value of this Agreement as stated in Description of Services above.

19.	Assignment—Neither Party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party, and any such attempted assignment shall be void; provided, that SRA may assign this Agreement to its parent, subsidiary, or other subsidiary of its parent (“Affiliate”) provided such Affiliate assumes all of SRA’s rights and obligations hereunder. Unless approved by SRA in writing in advance, no work or Services to be performed by Consultant hereunder shall be subcontracted to or performed on behalf of Consultant by any third party.

20.	Notices—All notices required under this Agreement shall be deemed sufficient to have been given, and service thereof complete, upon (i) hand delivery, (ii) receipt, refusal, or non-delivery if mailed certified or registered mail, postage prepaid, or (iii) by overnight courier service to the following addresses of the respective parties

If to Consultant:	Name :	Wolf Den Associates, LLC,
c/o Barry S. Landew
	Address :	7115 Wolf Den Rd Fairfax Station, VA 22039
Phone Number: Email:

If to SRA:	Mark D. Schultz, General Counsel Systems Research and Applications Corporation 4350 Fair Lakes Court Fairfax, VA 22033

21.	Publicity—Consultant agrees not to name SRA, including its parent, subsidiaries, or affiliates, in any press releases, promotional materials, or advertising without prior written consent of SRA, which will not be unreasonably withheld.

22.	Cooperation and Further Assurances—The Parties shall execute and deliver all such further documents and instruments and take all actions as the other Party may reasonably require to effectively carry out or evidence the intent and meaning of this Agreement.

Attachment C

Consultant Invoice Format

Consultant Invoice Instructions

Consultant Invoice for Services
U.S. Mail:		Email:
Systems Research & Applications Corporations		invoices@sra.com
ATTN: Subcontracts Accounts Payable
4300 Fair Lakes Court		For SRA Internal Use Only:
Fairfax, VA 22201		Processed Through:
Company Information:
Name:	Wolf Den Associates, LLC	Home Phone:
Address:	7115 Wolf Den Rd	Work Phone:
TIN/SSN:
Fairfax Station, Virginia 22039

Date Submitted:	Invoice Number:
Billing Period (Monthly): to	Consultant Agreement #:
Hourly/Daily Rate:	Prime Contract #:

Project Name	Project Number	Labor Category Code (for SRA Use Only)	Dates Work Performed	Current		Cumulative
				Hours Worked	Amount	Hours Worked	Amount
1)

2)

3)

4)

TOTAL:

Project Name:	Project Number:	Element:	Explanation:	Amount:
1)
2)
3)
TOTAL:

Non-Labor (Travel and Other Costs)—Receipts or other documentation must be attached to this invoice
TOTAL AMOUNT DUE:

Consultant Signature:	Date:
Project Manager Signature:	Date:

Attachment E

Representations, Certifications, and Other Statements of Offerors

Consultant covenants, represents and warrants to SRA that:

(a)	Consultant is duly authorized to enter into and perform this Agreement and is not subject to any agreement or understanding with any third party that is inconsistent with, or would restrict or impair the ability to fully perform the obligations under, this Agreement.

(b)	For so long as this Agreement shall be in force, Consultant will not enter into any other agreement or arrangement that will in any material way restrict or impair its or its employee’s ability to fully provide the Services set out in the Statement of Work to this Agreement.

(c)	Consultant (including its employee) will comply with all laws, rules and regulations applicable in providing Services under this Agreement, as well as any applicable work protocols for the effort identified in the Standard Operating Procedures (SOPs) of SRA or its client. In addition, if Consultant performs work outside of the United States, Consultant (including its employee) shall comply with all applicable local laws, rules and regulations of the country and/or locale in which work is performed, provided that they are not in contradiction to U.S. laws and/or regulations.

Attachment F

Code of Business Ethics and Conduct

CONSULTANT—PLEASE RETAIN FOR YOUR RECORDS

CONSULTANT OBLIGATIONS

Consultant (including its employee) at all times shall act in strict accordance with SRA International, Inc. Code of Business Ethics and Conduct, a copy of which is attached. Consultant acknowledges it has been provided with a copy of the Code, has thoroughly reviewed its contents and agrees strictly to comply with the Code at all times. If SRA at any time in its discretion deems that Consultant (or its employee) has not complied fully with the Code, SRA, without limiting its other legal remedies, may immediately terminate Consultant’s rights under the Consultant Agreement without any further liabilities of any kind other than as herein expressly provided to survive termination.